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                                                                    Exhibit 10.6

                         CONTRACT FOR PURCHASE OF COAL

     THIS AGREEMENT, Made and entered into this 9th day of March, 2004, by and between RED TRAIL ENERGY, LLC (RTE) AND GENERAL INDUSTRIES, INC., D/B/A CENTER Coal COMPANY (CENTER COAL).

     In consideration of the mutual covenants agreed to herein, Center Coal agrees to deliver to RTE approximately 380 tons of lignite coal per day, such delivery to commence prior to plant start up in the summer or fall of 2005, the exact dates to be agreed upon by the parties. The contract shall run for a term of 10 years from the commencement date agreed upon by the parties.

     Lignite Coal: The lignite coal will have a guaranteed analysis of 6,900 BTU's per pound, less than 10% ash, less than 1% sulfur, and less than 10% sodium. The lignite will be sized 3/4" and smaller and shall contain no more than 20% smaller than 1/8".

     Center Coal will also remove of and dispose of all ash from RTE. Center Coal agrees to deliver approximately 133,000 tons of coal annually to RTE at Richardton, North Dakota, and agrees to dispose of the ash in a timely and efficient manner so as not to disrupt the operations of the plant.

     Price: RTE agrees to pay Center Coal in accordance with the following schedule:

 Year     2005     2006     2007     2008     2009     2010     2011     2012     2013     2014
 ----    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Coal     $11.60   $11.65   $11.70   $11.75   $11.80   $11.85   $11.90   $11.95   $12.00   $12.05
Trking   $ 5.75   $ 5.75   $ 5.75   $ 5.75   $ 5.75   $ 5.95   $ 5.95   $ 5.95   $ 5.95   $ 5.95
         ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Total    $17.35   $17.40   $17.45   $17.50   $17.55   $17.80   $17.85   $17.90   $17.95   $18.00
         ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

     The above specified prices per ton will be adjusted upward or downward from a base price of $1.55 per gallon of fuel, such adjustment to be a $.05 per ton increase or decrease for each $.10 per gallon increase or decrease in the price of fuel from the base price of $1.55 per gallon. This adjustment will be based upon actual fuel invoices.

     Payment will be made on the 15th of the month following date of delivery at the price agreed upon.

     Settlement for shipments in car load lots shall be made only on the basis of railroad, state or weighing association weights at the point of delivery, or truck scale weights at the point of delivery.

     Interruption: If the RTE plant shuts down, for any reason or cause, the amount of coal which RTE would ordinarily consume will be reduced and such amount shall be deducted from the amount of coal called for by this agreement.


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

     The delivery of the coal in a timely manner shall be considered the essence of this agreement and in the case of the failure of Center Coal to do so, then and in that event, and in addition to such other remedies as it may have, buyer shall have the right, at its election, to cancel this contract. Acceptance of any delivery by the buyer after such date, shall not be considered a waiver of this right.

     Insurance: Center Coal shall at all times maintain liability insurance with RTE named as an additional insured. In addition, Center Coal shall be liable to RTE for actual damages and losses suffered by RTE in the event that Center coal fails or is unable to deliver coal as agreed to herein, including any disruption or interruption in delivery of coal. However, Center Coal shall not be liable if the failure of delivery is caused by an Act of God or any other cause which is beyond the control of Center Coal.

     Hold Harmless: Center Coal agrees to indemnify RTE and hold it harmless from any loss, damage or liability, including reasonable attorney's fees, arising out of or in connection with its performance of the terms of this agreement.

     Quality: RTE shall have the right to suspend deliveries at any time for delivery of coal that does not meet the specifications of this contract.

     Assignment of Contract: Center Coal may not assign, transfer or encumber this contract, except by the express written consent of RTE, and then only subject to all of the terms, conditions and provisions hereof.

     Penalty Clause: In the event that Center Coal fails to deliver 380 tons of lignite per day, Center Coal shall be penalized and shall forfeit to RTE the sum of $1,500 per day for all days when RTE had ordered coal and had expected delivery of such coal, unless the failure or inability to deliver is caused by an Act of God or any other cause which is beyond the control of Center Coal.

     Time of the Essence: Time is deemed to be of the very essence of this agreement and contract.

     Binding Effect: It is mutually agreed by and between the parties that the covenants and agreements herein contained shall extend to and be obligatory upon the successors and assigns of the respective parties.

     Entire Contract: This Agreement constitutes the entire contract between the parties hereto and there are no other undertakings, representations or warranties, oral or written, relating to the subject matter hereof and neither party has relied upon any verbal representations, agreements or undertakings not set forth herein, whether made by any agent or party hereto. This agreement may not be changed, modified or amended, in whole or in part, except in writing signed by all parties hereto.

     Law: This agreement shall be interpreted in accordance with the laws of the State of North Dakota.


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

     Waiver: Neither the extension of time for delivery of coal nor the waiver by RTE of its right to declare this contract canceled by reason of any breach of the contract, shall in any manner affect the right of RTE to declare this agreement forfeited because of any default subsequently occurring, and no extension of time shall be valid unless evidenced by a duly signed agreement.

     Dated this 9 day of March, 2004.

                                        RED TRAIL ENERGY, LLC


                                        By: /s/ Ambrose R. Hoff
                                            ------------------------------------
                                            Ambrose R. Hoff, its President


                                        GENERAL INDUSTRIES, INC., d/b/a
                                        CENTER COAL COMPANY


                                        By: /s/ Gregg Baranko
                                            ------------------------------------
                                            Gregg Baranko, its President


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